AMENDMENT TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT
              BETWEEN CURIAN SERIES TRUST AND CURIAN CLEARING LLC

     This AMENDMENT is made by and between CURIAN CLEARING LLC ("Curian Clearing") and CURIAN SERIES TRUST, a Massachusetts business trust (the "Trust").

     WHEREAS, Curian Clearing and the Trust entered into an Amended and Restated Distribution Agreement effective March 1, 2012 (the "Agreement").

     WHEREAS, the parties have agreed to amend Section 10, "Effective Date and Termination of this Agreement," in order to clarify the annual approval date of the Agreement.

     NOW  THEREFORE, the parties hereby agree to amend the Agreement as follows:

Section 10, "Effective Date and Termination of this Agreement," is deleted and replaced in its entirety with the following:

     10. EFFECTIVE DATE AND TERMINATION OF THIS AGREEMENT. This Agreement became ------------------------------------------------ effective at the date and time that the Trust's Registration Statement, reflecting the underwriting arrangements provided by this Agreement, became effective under the Securities Act, and shall, unless terminated as provided herein, continue in force for two
(2) years from that date, and from year to year through December 31st, following the initial two year period, provided that such continuance for each successive year is specifically approved in advance at least annually by either the Board of Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Funds of the Trust and, in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval. As used in the preceding sentence, the words "interested persons" shall have the meaning set forth in Section 2(a)(19) of the 1940 Act. Section 23 herein shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, Curian Clearing and the Trust have caused this Amendment to be executed as of this 14th day of December, 2012. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

ATTEST:                 CURIAN CLEARING LLC

/s/ Bonnie M. Howe      By: /s/ Michael A. Bell
------------------           -------------------
Bonnie M. Howe          Name:  Michael A. Bell
                        Title:  President and CEO

ATTEST:                 CURIAN SERIES TRUST

/s/ Emily J. Eibergen   By: /s/ Diana R. Gonzalez
---------------------       ---------------------
Emily J. Eibergen       Name:  Diana R. Gonzalez
                        Title:   Assistant Vice President